Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
________
TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

June 6, 2025

Eve Holding, Inc.
1400 General Aviation Drive

Melbourne, FL 32935

RE:              Eve Holding, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States tax counsel to Eve Holding, Inc., a Delaware corporation (the “Company” or “Our Client”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of (i) shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), including in the form of Brazilian Depositary Receipts, each representing one share of Common Stock (“BDRs”), which may be issued against deposits of shares of Common Stock with the depositary for the BDR program, (ii) debt securities of the Company (“Debt Securities”), which may be issued in one or more series under an indenture proposed to be entered into by the Company and the trustee to be named therein, the form of which is filed as an exhibit to the Registration Statement, and (iii) such indeterminate number of shares of Common Stock as may be issued upon conversion, exchange or exercise, as applicable, of any Debt Securities, including such shares of Common Stock as may be issued pursuant to anti-dilution adjustments determined at the time of the offering. The Registration Statement also relates to (a) the issuance of up 75,000,000 BDRs, each representing one share of Common Stock, which may be issued against deposits of shares of Common Stock with the depositary for the BDR program, (b) the issuance of up to 1,500,000 shares of Common Stock (the “Primary Shares”) that may be issued upon the exercise of a warrant (the “EAH Warrant”) that was issued to Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”) pursuant to the warrant agreement, dated as of June 28, 2024, between the Company and EAH, and (c) the resale by EAH of up to 9,000,000 shares of Common Stock (the “Secondary Shares”), comprising (i) 7,500,000 shares of Common Stock (the “Issued Shares”) issued to EAH in a private placement consummated on September 4, 2024, pursuant to the subscription agreement, dated as of June 28, 2024, between the Company and EAH, and (ii) up to 1,500,000 shares of Common Stock that may be issued upon exercise of the EAH Warrant. The Common Stock, Primary Shares, Secondary Shares, Issued Shares, and the BDRs are collectively referred to herein as the “Stock.”

This opinion is being furnished in accordance with Item 601(b)(8) of Regulation S-K under the Securities Act. The delivery of this opinion is not intended to create, nor shall it create, an attorney-client relationship with you or any other party except Our Client.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)                the Registration Statement; and

(b)               the prospectus, which forms a part of and is included in the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Our opinion is conditioned upon the initial and continuing accuracy of the agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion, as well as the assumptions, statements and representations described herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. For purposes of this opinion, we have assumed that such documents are duly authorized, valid and enforceable and that the parties to such documents will comply with the terms thereof. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We have also assumed that the transactions related to the offering will be consummated in the manner contemplated by the Prospectus. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and have assumed that such statements are complete and accurate without regard to any qualification as to knowledge or belief.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions set forth herein. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and subject to the qualifications, exceptions, assumptions and limitations contained herein and in the Prospectus, although the discussion in the Prospectus under the caption “Tax Considerations—U. S. Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax considerations of the ownership and disposition of the Stock applicable to U.S. Holders and Non-U.S. Holders (as defined therein) who purchase Stock pursuant to the Prospectus, it is our opinion that, under current United States federal income tax law, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders with respect to the ownership and disposition of the Stock.

Except as expressly set forth above, we express no other opinion. This opinion is furnished only to you and is solely for your benefit in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP